UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
                Washington D.C., 20549

                       Form 8-K

                    CURRENT REPORT


       Pursuant to Section 13 or 15(d) of the
           Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) October 12, 1995


            Commission file number 0-16734


               C.E.C. INDUSTRIES CORP.
  (Exact name of registrant as specified in charter)

             Nevada                                  87-0217252
        (State of other jurisdiction of              (I.R.S. Employer
        incorporation or organization)               Identification Number)

        23 Cactus Garden Drive, F-60
        Green Valley (Henderson), Nevada             89014
        (Address of Principal Executive Office)      (Zip Code)
                    (702) 893-4747
 (Registrant's Telephone Number, Including Area Code)

                      Copies To:
                    Gerald Levine
                      President
             23 Cactus Garden Drive, F-23
               Henderson, Nevada 89014
                   (702)893-4747

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C.E.C. Industries Corp. Page 2

Item No 1    Changes in Control of Registrant.

No events to report.

Item No. 2.  Acquisition or Disposition of Assets.

No events to report.

Item No. 3.  Bankruptcy or Receivership.

No events to report.

Item No. 4.  Changes in Registrant's Certifying Accountant.

No events to report.

Item No. 5.  Other Events.

The Company had entered into a Conversion Agreement with DSM Golf
Enterprises, Inc. That Conversion Agreement represents a compromise position of the Company and DSM Golf Enterprises, Inc., a Nevada corporation to redeem and resolve the anticipated conversion of the preferred shares which otherwise would result in DSM Golf Enterprises owning approximately 80% of the outstanding shares of the Company based upon the current trading price of approximately $0.125 per share at that time.

This Conversion Agreement also addressed the sale of the Company's interest in land in St. George, Utah for a sales price of $1,800,000 to DSM Golf Enterprises, Inc. The company will credit DSM Golf with $800,000 and will accept a note for approximately $1,000,000 secured by 2,100,000 share of the Company's preferred Series B stock.

Item No. 6.  Resignation of Registrant's Directors.

No events to report.

Item No. 7. Financial Statements, Proforma Financial Information and
Exhibits.

        Exhibit - Conversion Agreement

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C.E.C. Industries Corp. Page Three



                     SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


C.E.C. Industries Corp.



By: /s/Gerald Levine                           Dated:  November 25, 1996
       Gerald Levine, President

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               CONVERSION AGREEMENT


THIS CONVERSION AGREEMENT is entered into this 12th day of October 1995, between C.E.C. INDUSTRIES CORP., a Nevada corporation, hereinafter "CEC," and DSM Golf Enterprises Inc., hereinafter, "HOLDER" of the conversion rights.

                                 PREAMBLE

On February 4, 1994, CEC entered into an agreement to redeem 600,000 shares of Series A preferred stock of the corporation on February 4, 1996, for common stock at a guaranteed price of $4.00 per share. Currently, with a stock trading price on common shares of CEC currently at or near $.125 per common share, the conversion would essentially deliver control of approximately 80% of the assets of the corporation over to the current holder of the redemption guarantee. As an alternative, CEC has entered into the following agreement which in the opinion of the corporation is much more acceptable to eliminate the open ended redemption guarantee and permit current and potential CEC stockholders to quantify the meaning of the redemption agreement and to remove this element from the current uncertain situation.

WHEREAS, the accepted differential value of the lands exchanged to CEC in 1994 which created the above redemption rights is taken as the basis for this settlement to provide fixed exchange values for the holder of the redemption rights to therefore accept these agreed, fixed values in exchange for the current highly volatile and variable exchange redemption which CEC is currently facing, and

WHEREAS, the holder of the redemption rights is most interested in the continued success of both the current CEC stockholders and the future of the corporation itself, and,

WHEREAS, CEC is in agreement and has by separate approval of its board of directors approved the following exchange items in lieu of the excessive redemption faced by CEC on February 4, 1996.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.  CEC will issue to the HOLDER 4,200,000 SHARES OF A NEW SERIES
"B" PREFERRED STOCK which will have attached to the issue ONE vote per share, equal in value to one vote of common stock, and will have a par value of $0.50 per share and each share shall pay a cumulative preferred dividend of 10% per year. These 4,200,000 shares of new Series B preferred shall be redeemed by the corporation issuing same four years (4) from the date of issue.
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2.  CEC will sell to the designate of the HOLDER, their entire undivided interest in the land in St. George, Utah, for a sales price of $1,800,000.00. The land will be transferred simultaneously with the execution hereof by the Board of Directors of C.E.C. A credit of $800,000 as the down payment shall be credited to the HOLDER hereof for said purchase and a note for the balance, namely, $1,000,000 shall be executed and delivered to CEC. Said note shall be secured by 2,100,000 of the preferred shares Series B defined in paragraph 1 above.

3. Each preferred share of Series B stock defined in paragraph 1 above shall have attached a warrant for 1/6 of a share of common stock which shall be exercisable prior to the 4-year redemption period for a redemption price of $0.20 per share of common stock. If exercised by Holder these warrants will result in the issuance of 700,000 shares of common stock for a price of $.20 per share or a total price of $140,000.00.

4. CEC will issue to the HOLDER, or his designate, 26% of the anticipated limited liability membership shares to be offered in the planned sale of 50% of the equity of the Mission Valley Mini-Storage facility. Namely, HOLDER, or his designate, shall receive a prepaid interest for the said 26% of the anticipated limited liability membership shares prepaid IN FULL upon the formation of that certain limited liability company, which company will offer the interests for sale to provide the balance, namely, $1,400,000 of cash to CEC minus selling expenses and offering expenses.

5. This agreement constitutes a full and final settlement of the issues as set forth herein. The parties hereto agree to prepare, execute and deliver the necessary documents, certificates and notes required to perfect their agreement hereinabove.

WHEREFORE, this agreement is executed on the date first above written in Las Vegas, Nevada.

C.E.C. INDUSTRIES CORP.                    HOLDER:



/s/ Richard C. Cope                        /s/Todd Sloan
Richard C. Cope, President                 Agent for Holder - Todd Sloan
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